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                                                                    EXHIBIT 10.2

                  AFTERMARKET AND DIRECT DISTRIBUTION AGREEMENT

This Software Direct Marketing Agreement ("Agreement") is entered into effective the 4th day of September, 1997 (the "Effective Date"), by and between PC411, Inc., a Delaware corporation with its principal place of business at 9800 La Cienega Blvd., Suite 411, Inglewood, CA 90301 ("Company"), and The Media Farm, Inc., a Texas corporation with its principal place of business at 8409 Pickwick Lane, #252, Dallas, TX. 75225 ("TMF").

RECITALS

WHEREAS, Company and TMF wish to enter into an agreement for which Company's software products will be merchandised or promoted in electronic catalogs for direct purchase by end users, and fulfillment may occur via physical or electronic means.

NOW, THEREFORE, in consideration of the mutual promises herein, and other good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT
1.   Definitions.

     1.1."Catalog" means a catalog in any medium, including without limitation paper, CD-ROM or electronic form (including Internet or other on-line access), to be developed by or for Catalog Developers for purposes of advertising Company's software and the software products of other software licensors to potential customers. Catalogs may include (a) materials provided by Company and selected by each Catalog Distributor, each Catalog Developer, and TMF, (b) Trial Versions of Company's Products and of the software of other licensors (together with related advertising materials), as selected by Catalog Distributors, and/or (C) advertising and other materials relating to the Catalog Distributor and other parties' products, including without limitation, computer related hardware.

     1.2."Catalog Content" means Product(s), Trial Versions, and advertising material related to Products provided by Company for inclusion in Catalogs (if selected by the Catalog Distributors, the Catalog Developers, and TMF).

     1.3."Catalog Developer" means a third party(ies) selected by TMF or the Catalog Distributor for participation in the Program that is the subject of this Agreement, who will develop Catalogs pursuant to agreements with each Catalog Distributor.

     1.4."Catalog Distributor" means a manufacturer of or assembler of computer related hardware or peripherals, an Internet service provider, a print publisher, an on-line publisher (or such other entities as TMF and Company may agree upon). For the purpose of this Agreement, Hayes Microcomputer Products is approved by Company.

     1.5."Catalog Distributor Revenue Payments" means the revenue payments that are due to Catalog Distributor in conjunction with subscriptions derived by Company as a consequence of the distribution of its product pursuant to the terms of this Agreement and are set forth in Exhibit B.

     1.6."Deliverables" means the materials set forth on Exhibit A.

     1.7."Documentation" means Company's standard End User operating instructions, in either printed or electronic form, for the Products.

     1.8."Electronic Software Distribution" or "ESD" means electronic distribution of content via downloading from an on-line source, or de-encrypting of encrypted content (including Trial Versions).

     1.9."End User" means a person who obtains a Catalog or a Product for his or her use and not for redistribution or resale.


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     1.10."End User License Agreement" means Company's standard end user license agreement that accompanies a Product.

     1.11."Intellectual Property Rights" means copyrights, trade secrets, current or future patent rights of any kind, rights of publicity, know-how and other intellectual property rights of any kind owned by or licensed to an entity, except Trademarks.

     1.12."Products" means Company's freely distributed electronic enrollment program to activate subscription services, including current versions and any future updates thereto or new releases thereof (unless otherwise agreed in writing as to a specific Product), and all available translations thereof.

     1.13."Replication Version" means an object code duplication disk with a fully functional release of a Product.

     1.14."Technical Support" means the standard technical support provided by Company for Products distributed through standard retail channels (which may include, as examples only, telephone support for problem resolution for End Users, and support on how to use Products, and updates or new releases thereof).

     1.15."Trademarks" means Company's or its licensor's trademarks and trade names listed in Exhibit C ("Trademarks"), and any additional trademarks or trade names utilized by Company on a Product or Catalog Content.

     1.16."Trial Version" means any of the following with regard to the Product
         (a) a fully functional version which is either compressed and/or encrypted in some manner to restrict its use, (b) a limited edition version, (C) a demonstration version.

2.   Marketing Program.

     2.1.Description of Marketing Program. TMF and Company hereby agree to participate in a marketing program pursuant to which TMF will obtain licenses to the software products and advertising materials of multiple licensors, and sublicense such rights to one or more Catalog Distributors who elect to participate in the Program, and Catalog Developers for the development and distribution of Catalogs. Each Catalog Distributor may determine in its sole discretion whether to select any of Company's Products to be featured in any of its Catalogs, and if so, which Product(s) it wishes to include. TMF will provide certain consulting services to Catalog Distributors with regard to the selection and updating of content for Catalogs, including Company Products and titles of other software licensors participating in the Program, and shall be entitled to exercise its independent judgment with regard thereto. TMF has contracted with a Catalog Developer to provide certain services relating to Catalog development, order processing services, and the payment of revenues by the Catalog Developers for Product sales to software licensors participating in the Program, and may contract with other Catalog Developers in the future. The Catalog Developers may subcontract their obligations, so long as they remain fully liable therefor, and are not in breach of this Agreement or their Agreement with TMF. Catalogs will be developed by each Catalog Developer in conjunction with each Catalog Distributor participating in the Program, in accordance with each Catalog Distributor's specifications. End Users will be entitled to purchase Products in the Catalog from the Catalog Developers as set forth in
         Section 3.

     2.2.Threatened Claims. Notwithstanding anything else in this Agreement, if TMF or any Catalog Developer or Catalog Distributor is threatened with, or if any of the foregoing parties reasonably believes that it may be threatened with, a claim or lawsuit based on an allegation that the use or distribution of a Product (including a Trial Version) or the use of any related Trademark infringes the rights of any third party, any such party may withdraw the relevant Product(s) and all related materials (including Trial Versions) from the Program until such claim or lawsuit is resolved to its satisfaction.

     2.3.Responsibilities. Nothing in this Agreement shall be construed to obligate TMF, a Catalog Developer or a Catalog Distributor to achieve a specific level of shipments of Catalogs, to achieve a specific level of sales of Products, or to achieve a specific level of revenues or revenue payments to Company. TMF is not responsible or liable (i) for participation by any Catalog Distributor, (ii) for the performance of the obligations or responsibilities of any Catalog Distributor or any Catalog Developer under the Program.

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         However, TMF will, on behalf of Company, take appropriate actions under its agreements with Catalog Developer and Catalog Distributor to promote compliance with the terms and conditions of those agreements. Company agrees that each Catalog Developer and each Catalog Distributor shall be deemed a third party beneficiary of this Agreement.

     2.4.Catalog Development. TMF will contractually require each Catalog
         Developer to develop or have developed Catalogs at no cost to Company, except that Company shall be responsible for all costs of developing and providing Catalog Content. Company will cooperate with each Catalog Developer and each Catalog Distributor in the development of the Catalogs. The Catalog Distributors shall have the final decision on all matters regarding the development of Catalogs; provided, however, that TMF shall contractually require that Company shall have a final right of review and approval on all materials utilizing a Trademark, including the placement and presentation thereof, which approval shall not be unreasonably withheld and which shall be subject to the approval procedure set forth in Section 6.

3. Sales. Order processing and End User fulfillment services (through ESD or physical means) for Sales of Products will be as agreed upon by each Catalog Distributor and each Catalog Developer in their sole discretion. Company will consign inventory to the Catalog Developers for fulfillment of sales orders (other than those fulfilled via ESD), unless Company and Catalog Developer agree to manufacture Company's Products from a Replication Version.

4.   License Grants and Related Matters.

     4.1.Catalog Content License. Company grants TMF a non-exclusive, worldwide, non-transferable (except as set forth in Section 21.5) right and license under Company's Intellectual Property Rights, with the right to sublicense through multiple levels of sublicensees, to use, reproduce, modify solely for the purposes of formatting, publicly and privately display, publicly and privately perform and distribute the Catalog Content as part of any Catalogs and on any web site maintained by a Catalog Distributor. Distribution rights shall include the right to electronically distribute, transmit and/or broadcast each Catalog, by any means now known or later developed. Catalog Distributors may select all or portions of the Catalog Content to utilize (i) as part of a Catalog, (ii) on a stand-alone basis, or (iii) in combination with other materials for posting on Catalog Distributors' web sites.

     4.2.License Grants for Encryption and Fulfillment. Company grants TMF a non-exclusive, worldwide, non-transferable (except as set forth in Section 21.5) right and license under Company's Intellectual Property Rights, with the right to sublicense through multiple levels of sublicensees, to:

         4.2.1. reproduce Products, only if Company agrees to provide TMF with a Replication Version pursuant to Section 8.1.1, and (ii) distribute Products ordered by End Users, solely for purposes of order fulfillment as described in Section 3.

         4.2.2. (a) compress and encrypt the Products in order to create Trial
                    Versions to be included in a Catalog, unless Company provides Trial Versions as set forth in Section 8.1.2.

                (b) decrypt and/or provide End Users with a mechanism for
                    decryption of Products included in the Catalog when a sale is made.

     4.3. Catalog Content License. Company grants TMF a non-exclusive, worldwide, non-transferable (except as set forth in Section 21.5) right and license under Company's Intellectual Property Rights, with the right to sublicense through multiple levels of sublicensees, to

         4.3.1. distribute the Catalog Content with Products and Catalogs distributed in accordance with the license grants set forth in this Agreement;


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         4.3.2. reproduce, have reproduced, modify solely for the purpose of formatting, distribute and publicly display the Catalog Content in marketing, advertising and promoting the Products, the Catalog and the Program.

     4.4. Marketing Samples License. Company will deliver two (2) physical copies of each Product in accordance with Exhibit A. Company grants TMF a non-exclusive, worldwide, non-transferable (except as set forth in Section 21.5) right and license under Company's Intellectual Property Rights to distribute, publicly perform and publicly display such copies of each Product for purposes of marketing, advertising and promoting the Catalog, the Program, or any manufacturer's computer products. In addition, at TMF's request, Company will promptly deliver to TMF a reasonable number of additional copies of Products which TMF may use for such purposes.

     4.5. Related Matters. TMF will not, and will contractually require that the Catalog Developers and Catalog Distributors will not copy or otherwise reproduce, reverse engineer, decompile, disassemble or otherwise modify the Products in whole or in part, except as provided in this Agreement. With regard to any matter which TMF has made a representation in this Agreement that it will impose a contractual requirement on a Catalog Developer or Catalog Distributor, and the associated rights may be sublicensed by the Catalog Developer and/or Catalog Distributor to another party, TMF will require that the Catalog Developer or Catalog Distributor entitled to sublicense such rights will contractually impose the same requirements on the sublicensees.

5.   Trademark License and Related Matters.

     5.1. Products. Company grants TMF a non-exclusive, worldwide, non-transferable (except as set forth in Section 21.5) right and license to use the Trademarks, with the right to sublicense through multiple levels of sublicensees, in and on the Products, the packaging (if any) for the Products, the Catalog Content, the Catalogs, Trial Versions, and on materials for marketing, advertising and promoting the Catalog and the Program.

         1.2. Related Matters. TMF acknowledges that it shall not acquire any rights in the Trademarks as a result of TMF's use thereof, and that all use of the Trademarks shall inure to the benefit of Company. All rights in the Trademarks, other than those specifically granted herein, are retained by Company for its own use and benefit. TMF agrees to use the appropriate trademark symbol (either "(TM)" or "(R)" as designated by Company on Exhibit C) whenever a Trademark is first mentioned in any advertisement, brochure or in any other manner. TMF shall not remove trademark notices from any Product or Catalog Content. TMF's agreements with Catalog Distributors and the Catalog Developers will contain provisions substantially similar to this Section.

     5.3. Marketing Collateral. Any marketing material developed by TMF's sublicensees (other than marketing material using unmodified Catalog Content) utilizing Trademarks will require Company's prior approval, which shall not be unreasonably withheld and which shall be subject to the approval procedure set forth in Section 6.

6. Approvals. If Company fails to notify a Catalog Developer, Catalog Distributor or any sublicensee submitting a sample item for approval under
     Section 5, in writing of its rejection of any sample submitted for approval within five (5 ) business days of Company's receipt thereof, Company shall be deemed to have approved the sample submitted. If Company rejects the item, Company shall set forth the reasons for such rejection in sufficient written detail to permit correction. The submitting party may resubmit corrected samples to Company for approval in accordance with this Section. Company will not unreasonably withhold its approval of any sample.



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7.   Ownership and Assignment. Company retains ownership of (i) all Intellectual
     Property Rights in the Products, the Catalog Content, and (ii) the Trademarks. The Catalog Developers or the Catalog Distributors shall
     (i) own all right, title and interest in each Catalog and all Intellectual Property Rights therein (except the Catalog Content and other rights licensed from third parties), and (ii) retain ownership of all of their own trademarks and any subsequent trademarks used as a trademark under which Catalogs are distributed (except those trademarks that are licensed from third parties). Company hereby transfers and assigns any interest it has in any and all Catalogs (other than in Catalog Content) to the Catalog Developers.

8.   Deliverables, Acceptance and Catalog Content.

     8.1.Deliverables. Company will deliver the Deliverables to the Catalog
         Developers on the dates and in conformity with the specifications set forth in Exhibit A (or as otherwise agreed in writing between Company and the applicable Catalog Developer with notice thereof to TMF.).

         8.1.1. Replication Versions for Products. Only if Company and a Catalog Developer mutually agree that the Catalog Developer will reproduce any Products as set forth in Section 3, Company shall, within ten
              (10) business days of such agreement, deliver to such Catalog Developer a Replication Version in the form of a golden master for each such Product. TMF will contractually require that, if the Catalog Developer will reproduce any Product, the Catalog Developer will provide Company with finished samples of the applicable Products, for Company's approval as set forth in
              Section 2.

         8.1.2. Trial Versions. Only if agreed by TMF and Company, Company will provide when and if available, Trial Versions to the Catalog Developers, in accordance with the schedule set forth on Exhibit A for inclusion in Catalogs (if selected by Catalog Distributors). If Company does not provide a Catalog Developer with a Trial Version of a Product, Catalog Developer may create or have created Trial Versions of such Product(s), if agreed by Company. Any such Trial Version shall be submitted to Company for approval in accordance with Section 6.

9. Performance Warranties. Company warrants to TMF, the Catalog Developers and the Catalog Distributors that to the best of its knowledge, the physical media of the Replication Versions provided to each Catalog Developer shall be free from defects in workmanship and materials. Company further warrants to TMF, the Catalog Developers and the Catalog Distributors that the Replication Versions will not contain any known programming errors that materially affect the performance of the Products, as represented by Company. Company further warrants and represents to TMF, the Catalog Developers and the Catalog Distributors that the Product will perform in accordance with the Documentation for a period of one (1) year after the End User purchases the Product; provided, however, that if this warranty is less than the standard warranty provided by Company to End Users for Product, such standard warranty shall be deemed to have been granted to TMF, the Catalog Developers and the Catalog Distributors as to such Products. Company shall provide Company's standard End User warranty to End Users of the Products. Company agrees that TMF, the Catalog Developers and the Catalog Distributors shall be deemed third party beneficiaries of this
     Section 9.

10.  Revenue Participation Payments and Related Matters.

     10.1.Revenue from Sales. Company shall pay Catalog Distributor the Catalog
         Distributor Revenue Payments asset forth on Exhibit B.

     10.2.Quarterly Payments and Reports. Company will, within thirty (30) days after the end of each quarter, prepare a quarterly accounting and pay to each Catalog Distributor the Catalog Distributor Revenue Payments on paid subscribers pursuant to the distribution of Products during the preceding quarter in accordance with Section 10.1. Company will include with such payments a report setting forth the number of subscriptions sold as a result of the distribution of Products pursuant to this Agreement during the


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         preceding calendar quarter. Company will submit payments and reports for those calendar quarters following termination of this Agreement in which paid subscriptions occur.

     10.3.Records. Company will, and each Catalog Distributor will, maintain records relating to the distribution of Products and Catalogs respectively. Company will: (i) retain such records and (ii) make the records available for inspection in connection with an audit as provided in Section 10.5 for a period of one (1) year after the termination of TMF's relationship with the Catalog Developers or Catalog Distributor to which such records relate.

     10.4.Audit. Company will allow an independent certified public accountant chosen by TMF or Catalog Distributor and reasonably acceptable to the Company to audit and analyze appropriate accounting records of the audited party to ensure compliance with Section 10. Any such audit shall be limited to no more often than once every twelve (12) months, within thirty (30) days of the audited party's receipt of TMF or Catalog Distributor's written request to audit, during normal business hours, upon reasonable notice and at a mutually agreed upon time. The independent certified public accountant shall maintain in confidence all information reviewed during the audit except information directly related to the amount of payments owed to Catalog Distributor and the number of Catalogs including Products that have been distributed. Audits shall not interfere unreasonably with the audited party's business activities. TMF will contractually require that, in the event the audit reveals that due to Company's intentional or willful acts, the Catalog Distributor Revenue Payments were less than ninety percent (90%) of what should have been paid during the applicable period, the party being audited shall immediately reimburse TMF or Catalog Distributor for the reasonable costs of the audit, as well as any amounts due as result of such audit.

11. Technical Support by Company. Company shall provide Technical Support for the Products to End Users as part of the agreed pricing at no additional charge to TMF, the Catalog Developers or the Catalog Distributors, but reserves the right to charge End Users for such support if that is or becomes Company's standard practice with regard to a particular Product. Company represents that it now has, and shall maintain for the term of this Agreement, the capability to provide Technical Support for its Products.

12. Representations. TMF shall make and TMF will contractually require that the Catalog Developers and Catalog Distributors shall make no representations concerning a Product except for those in the Documentation for that Product, or those that have been previously published by Company or approved by Company prior to being published by TMF, a Catalog Developer or a Catalog Distributor, which approval shall not be unreasonably delayed or withheld. In the event Company fails to respond to a request for such approval for more than ten (10) business days following Company's receipt of a request for such approval, Company shall be deemed to have approved the representations.

13. Customer Data. Any End User data TMF or the Catalog Developers acquires from the purchase by End Users of Products ("Customer Data") will be owned by the Catalog Distributor. Any End User information (i) obtained by Company from End Users who have completed Company's product registration process, or (ii) obtained by Company from performing Technical Support, will be the property of Company.

14.  Term; Termination; Obligations on Termination.
     14.1. Term. The Initial Term of this Agreement is one year from the date last signed below. This Agreement shall automatically renew at the end of the Initial Term for an additional one (1) year term unless either party elects to terminate the relationship by providing written notice to the other party at least thirty (30) days prior to the end of the then-current term.

     14.2. Termination for Material Breach. In the event of a material breach of this Agreement, the non-breaching party shall have, upon thirty (30) days written notice specifying the nature of the breach and provided that the breaching party has not commenced to sure such alleged breach within ten (10) business days nor cured such breach within such thirty
         (30) day period, the right to terminate this Agreement;


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         provided, however, that if the material breach relates to only one
         Product, the Agreement may be terminated only as to such Product, and this Agreement may continue as to any remaining Products.

     14.3. Termination for Business Reasons. Company acknowledges and agrees that the success of the Program depends on the cooperation of each software licensor participant, and upon the appeal of each software licensor's products. Should Company fail to reasonably cooperate with TMF, the Catalog Developers, or the Catalog Distributors in fulfilling its obligations under this Agreement, or should TMF reasonably determine that a Product is not sufficiently appealing to potential customers, TMF may, upon thirty (30) days prior written notice, terminate this Agreement; provided, however, that if the business reasons relate to only one Product, the Agreement may be terminated only as to such Product, and this Agreement may continue as to any remaining Product.

     14.4. Rights and Obligations on Termination. Upon any termination or expiration of this Agreement, (i) all licenses and sublicenses granted pursuant to this Agreement shall continue (a) for the purposes of manufacturing and distributing Products for a period of six (6) months,
         (b) for customer support purposes, and (ii) TMF will immediately discontinue and TMF will contractually require the Catalog Developers and the Catalog Distributors to immediately discontinue the use of the Trademarks, except to exercise their rights under subsection (i). End Users will be permitted continued use of any Product and Catalog Content so long as they are not in breach of their End User License Agreement.

15. Confidential Information. During the term of this Agreement, both parties may be exposed to certain information of the other party concerning the marketing program that is the subject of this Agreement and other information which is the confidential and proprietary information of the disclosing party and not generally known to the public (herein "Confidential Information"). Both parties will either mark their materials as Confidential Information or notify the other party, in writing, that written or oral information is Confidential Information. Both parties agree that during and after the term of this Agreement, they will not use or disclose to any third party any of the other party's Confidential Information for purposes other than set forth in this Agreement without the prior written consent of the other party. Both parties hereby consent to the disclosure of their Confidential Information to the employees of the other party, to the Catalog Developers and to the Catalog Distributor as is reasonably necessary in order to allow each party to perform under this Agreement and to obtain the benefits hereof, subject to obtaining written confidentiality agreements from said employees, Catalog Developer or Catalog Distributor that are at least as protective as this Agreement This section shall not apply to Confidential Information which: (a) becomes generally known to the public by publication or by any means other than a breach of duty on the party of the recipient hereunder; (b) is information previously known to the recipient;(C) is information independently developed by or for the recipient; or (d) is information released by the owning party without restriction or released pursuant to a judicial or governmental decree.

16.  Representations and Warranties.

     16.1. Company Representations and Warranties. Company represents and warrants that:

         16.1.1. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. .

         16.1.2. Company has all requisite corporate power and full legal right to enter into this Agreement and to perform all of its agreements and obligations under this Agreement in accordance with its terms. This Agreement has been, and as of the Effective Date will be, duly authorized, executed, and delivered by Company and constitutes the legal, valid, and binding obligation of Company.

         16.1.3. Neither the Products, the Catalog Content, nor the Trademarks infringe any copyrights, trade secrets, trademarks or other intellectual property or proprietary, privacy or publicity rights of any third party, or, to the best of Company's knowledge, any patent, and Company has not received any notice or claim of any such alleged infringement.




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         16.1.4. Company has good and marketable title to, or has the right to license, all of the copyrights, patents, trade secrets, trademarks and other intellectual property rights associated with the Products, the Catalog Content, and the Trademarks, and warrants that it has the right to grant all of the licenses set forth herein.

         16.1.5. None of the Intellectual Property Rights or Trademarks associated with the Products, the Catalog Content, or the Catalog Content are subject to any restrictions or to any liens, mortgages, pledges, security interests, encumbrances, or any rights of others of any kind or nature whatsoever that adversely affect or could affect TMF's rights under this Agreement.

     16.2. TMF Representations and Warranties. TMF represents and warrants that:

         16.2.1. TMF is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

         16.2.2. TMF has all requisite corporate power and full legal right to enter into this Agreement and to perform all of its agreements and obligations under this Agreement in accordance with its terms. This Agreement has been, and as of the Effective Date will be, duly authorized, executed, and delivered by TMF and, constitutes the legal, valid, and binding obligation of TMF.

         16.2.3. TMF will contractually provide in TMF's agreement with the Catalog Developers that Company shall be an express third party beneficiary of the contractual provisions and obligations required to be included in TMF's agreement with the Catalog Developers in Sections 2.3, 4,5, 5.2, 8.1.1, 8.1.2, 9, 12, 21 and including
              Exhibit B.

17. Limitation of Warranty. THE WARRANTIES SET FORTH IN SECTION 16 ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OF THIRD PARTY RIGHTS AND FITNESS FOR A PARTICULAR PURPOSE.

18.      INDEMNIFICATION.  COMPANY SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS

TMF, its officers, directors, employees, agents, and sublicensees, (including any Catalog Developer and any Catalog Distributor and their officers, directors, employees, agents, subcontractors and sublicensees of the foregoing ("Indemnified Parties"), against any claims, actions, demands, losses, and liabilities (including reasonable attorneys' fees) alleging that (i) a Product has failed to perform in accordance with the warranty provided in Section 9,
(ii) a Product has failed to perform in accordance with Company's standard end user operating instructions (whether in printed or electronic form), or (ii) the exercise of any right granted pursuant to this Agreement infringes or otherwise violates any copyright, trademark, patent, trade secret, or other intellectual property right or other proprietary right, including rights of privacy or publicity, of any third party in any jurisdiction.

18.1.Procedure. The Indemnified Party agrees to (i) give prompt written notice to Company of any such claim, action or demand, (ii) allow Company to control the defense and related settlement negotiations and (iii) assist in the defense so long as Company reimburses the Indemnified Party for its reasonable expenses and employee time. The Indemnified Party will invoice Company for such expenses and time on a calendar quarter basis and Company shall pay such reimbursements within thirty (30) days after the invoice from the Indemnified Party. The law firm used by Company to defend the Indemnified Party shall be subject to the Indemnified Party's approval which approval shall not be unreasonably withheld.. If Company does not or cannot fulfill the indemnity obligation set forth above, TMF may defend such suit itself with counsel of its choosing and may deduct the cost of any such defense and any damage or settlement award from amounts due to Company. Any settlement shall be subject to TMF's prior written approval unless Company has obtained unconditional or reasonable release of all of the Indemnified Parties named in the proceeding with respect to such claims.

18.2. Additional Remedies. Without limiting Company's other obligations under this Agreement, Company may, at its expense, but without obligation to do so, procure for TMF, the Catalog Developers and the Catalog Distributors the right to continue to market, use, and have others use, in accordance with the terms of this Agreement, any allegedly infringing Product(s), or may replace or modify Product(s) to make them non-infringing. If Company elects to replace or modify the Product(s), such replacement shall be subject to all provisions, including acceptance provisions, of this Agreement. Company agrees to reimburse TMF, the Catalog Developers and the Catalog Distributors for any expenses and reasonable costs incurred in connection with replacing an infringing version of Product(s) with a non-infringing version of Product(s).

19.      LIMITATION OF LIABILITY.

EXCEPT AS PROVIDED IN SECTION 18, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY EXEMPLARY, INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL, OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR ITS TERMINATION, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT PRODUCT LIABILITY) OR OTHERWISE, AND IRRESPECTIVE OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE.

20. NO LIABILITY RE: ENCRYPTION. COMPANY ACKNOWLEDGES AND AGREES THAT TMF, CATALOG DEVELOPERS, AND CATALOG DISTRIBUTORS MAKES NO REPRESENTATION OR WARRANTY WITH REGARD TO THE ENCRYPTION SOFTWARE THAT MAY BE USED TO CREATE TRIAL VERSIONS OR TO PROVIDE ESD FULFILLMENT FOR PURCHASED TITLES. Company covenants not to sue TMF, Catalog Developer or any Catalog Distributor for any matter arising out of or relating to the encryption software used to create Trial Versions or to electronically fulfill orders for Products, and does and will release TMF, Catalog Developer and each Catalog Distributor from any and all claims relating thereto.

21.      General.

21.1.Export Controls. TMF acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin, possibly including Products. TMF agrees that it will not and TMF will contractually require the Catalog Developers and the Catalog Distributors to agree that it will not export or re-export any Product in any form, without the appropriate United States and foreign governmental licenses.

21.2.Severability. If any part of this Agreement is found invalid or unenforceable, that part will be amended to achieve as nearly as possible the same economic effect as the original provision and the remainder of this Agreement will remain in full force.

21.3.No Waiver. No term or provision hereof will be considered waived by either party, and no breach excused by either party, unless such waiver or consent is in writing signed on behalf of the party against whom the waiver is asserted. No consent by either party to, or waiver of, a breach by either party, whether express or implied, will constitute a consent to, waiver of, or excuse of any other, different, or subsequent breach by either party.

21.4.Relationship of the Parties. The parties are independent contractors under this Agreement. No agency, partnership, joint venture or other joint relationship is created hereby and, except as otherwise expressly provided in this Agreement, neither party nor such party's agents have any authority to bind the other party or to incur any obligations on its behalf.

21.5.Assignment. Either party may assign this Agreement to any person or entity to whom it transfers all or substantially all of its rights (i) in Company's case, to the Products, or (ii) in TMF's case, to those rights granted under this Agreement, as part of a corporate reorganization, merger or sale of all or substantially all of its assets or sale of its distribution business. Otherwise, neither party may assign, voluntarily, by operation of law, or otherwise, any rights or delegate any duties under this Agreement (other than the right to receive payments) without the other party's prior written consent, which shall not be unreasonably withheld. This Agreement will bind and inure to the benefit of the parties and their respective successors and permitted assigns.

21.6.Force Majeure. Neither party shall be responsible for any failure to perform due to circumstances beyond its reasonable control. In the event of such delay, any applicable period of time for action by said party shall be extended for a period equal to amount such delay; provided, however, that if the delay lasts more than sixty (60) days, either party may terminate the Agreement upon written notice to the other party.

21.7.Notices. Notices under this Agreement shall be sufficient only if mailed by certified or registered mail, return receipt requested, sent by commercial overnight courier with written verification of receipt, personally delivered to the parties, or by facsimile, the receipt of which is confirmed by return facsimile or other written notice of receipt, to the party to be notified at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this Section. Notice by mail will be treated as having been received upon the earlier of actual receipt or five (5) days after posting. Notices shall be addressed as follows:

     For TMF:                                For Company:

         The Media Farm, Inc.                PC411, Inc.
         ATTN:  Steve Patti                  Attn:  Dean Eaker
         8409 Pickwick Lane, #252            9800 La Cienega Blvd. Suite 411
         Dallas, TX 75225                    Los Angeles, CA 90301

With copies to:                              With copies to:

         Michael D. Scott, Esq.              Neil P. Ritter, Esq.
         Scott Technology Law Offices        400 Park avenue, 15th Floor
         4 Arbolado Court                    New York, New York 10022
         Manhattan Beach, CA 90266           (212)223-1700 (o) or (203) 531-4613 (fax)

Either party may change the above address for purposes of this Section by giving the other party written notice of the new address in the manner set forth above.

21.8.Choice of Law. This Agreement shall be construed and its performance enforced in accordance with the laws of the United States and the State of California, excluding its choice of law provisions. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement. The parties consent and waive any objection to the non-exclusive personal jurisdiction of the courts of California.

21.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

21.10. Survival. In addition to any provisions of this Agreement providing for the continuation of rights or obligations after the termination of this Agreement, the following Sections shall survive any termination of this
     Agreement: 1, 7, 9, 10, 11, 14.1, 15, 16, 17, 18, 19, 20 and 21.

21.11. Mediation. Prior to either party commencing any litigation against the other, the parties shall engage in at least one eight-hour day of non-binding mediation under the auspices of a member or member group of the National Mediation Association. The parties may, if they wish, select a neutral mediator to participate in the mediation. One or more management representatives of each party with knowledge of the claims and defenses and with authority to dismiss, settle or otherwise resolve the claims shall participate in the mediation. Such mediation shall take place within thirty(30) days of a party's request therefor.

21.12. Entire Agreement; Modifications. This Agreement, and the Exhibits attached hereto, constitutes the entire understanding between the parties, and supersedes all proposals, oral or written, and all prior or contemporaneous communications between the parties relating to the subject matter of this Agreement. This

     Agreement may only be modified by a writing executed by both parties.

     IN WITNESS WHEREOF, the authorized representatives of the parties have executed this Agreement.

TMF:                                 COMPANY:
THE MEDIA FARM, INC.                 PC411, INC.



------------------------------    -------------------------------------
Authorized Signature                 Authorized Signature



-------------------------------   --------------------------------------
Name and Title                       Name and Title:  Dean Eaker, President

                                    EXHIBIT A

                    DELIVERABLES, SPECIFICATIONS AND SCHEDULE

Deliverables                            Delivery Date                          Delivery Location
*     Electronic version of sell        Ten (10) days after the Effective      Instant Access, International
      sheets for Products               Date                                   Attn: Greg Rice
                                                                               The Technology Park
*     Electronic file containing                                               Colindeep Lane
      Company's logo (e.g., a bitmap                                           London NW9 6U
      file)                                                                    (or as otherwise instructed by TMF.)








Marketing Materials

*    Listing of application size for     Ten (10) days after the Effective      Attn: Steve Patti
     each Product (Mb)                   Date                                   The Media Farm, Inc.
*     Listing of key technologies                                               8409 Pickwick Lane #252
     supported by each Product (e.g.                                            Dallas Texas 75225
      MMX, DVD, MPEG, 3D)
*     Listing of operating system
     compatibility for each Product
     (e.g. DOS, Win 95 native, Win95
     compatible)

2.DELIVERABLES OTHER THAN
CATALOG CONTENT.



Marketing Samples                       Ten (10 days after the Effective       Attn: Steve Patti
Two (2) physical copies of each         Date                                   The Media Farm, Inc.
Product                                                                        8409 Pickwick Lane #252
                                                                               Dallas Texas 75225


                                    EXHIBIT B

                 REVENUE PARTICIPATION PAYMENTS AND TERRITORIES

     Revenue payments               Territories                     Languages

         20%                     NA, LA, EMEA, APAC                  English










Calculated from the ninetieth (90th) day after a subscriber's initial enrollment.






KEY

     Territories

*     NA - North America
*     LA - Latin and South America
*     EMEA - Europe, Middle East, and Africa
*     APAC - Asia, Australia, New Zealand, Japan

                                    EXHIBIT C

                                   TRADEMARKS

TRADEMARK(S)          FEDERALLY REGISTERED?     OWNER OF THE TRADEMARK(S)
                             YES/NO

PC411                                  YES             PC411, INC.